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                                                                    EXHIBIT 10.5

                    CORPORATE MANAGEMENT SERVICES AGREEMENT


         THIS CORPORATE MANAGEMENT SERVICES AGREEMENT (this "Agreement"), is executed as of January 1, 1999 (the "Effective Date"), by and between NETWORKS ASSOCIATES, INC., a Delaware corporation ("NAI") and MCAFEE.COM CORPORATION a Delaware corporation ("McAfee.com").


                                    RECITALS

         WHEREAS, McAfee.com is a wholly-owned subsidiary of NAI; and

         WHEREAS, McAfee.com is engaged in the field of internet-based software sales and services, and the conduct of such other activities as may be incidental or related thereto; and

         WHEREAS, McAfee.com has and will have the need for accounting, administrative, financial, technical, consulting and similar services from time to time, but has determined that it is not cost effective to maintain all the infrastructure associated therewith; and

         WHEREAS, in the event that McAfee.com issues to the public shares of its capital stock pursuant to a registration statement under the Securities Act of 1933, as amended, McAfee.com desires to continue to obtain the foregoing services from NAI; and

         WHEREAS, by this Agreement, McAfee.com and NAI desire to confirm their agreement with respect to services to be provided to McAfee.com commencing on January 1, 1999 (the "Effective Date"), and to set forth the basis for NAI's providing further services of the type referred to herein; and

         WHEREAS, NAI is able and willing to provide the foregoing services to McAfee.com, and McAfee.com desires to engage NAI as an independent contractor to provide the same in accordance with the terms set forth herein:

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency whereof are hereby acknowledged, the parties hereto further agree as follows:


                                    ARTICLE I

SECTION 1. MANAGEMENT SERVICES. Commencing on the Effective Date, McAfee.com hereby engages and retains NAI through its corporate staff to provide or otherwise make available to McAfee.com the services described in this Section 1 (the "Management Services"), and NAI hereby accepts and agrees to provide such Management Services to McAfee.com, for the term and consideration as specified herein. The fee payable for such Management Services shall be determined in accordance with Section 3 hereof.

         1.1. TAX SERVICES. NAI shall provide McAfee.com with the following tax services: preparation of federal tax returns; preparation of state and local tax returns (including income tax returns); filing of state sales and other state tax returns; preparation of financial statement


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disclosures and calculation of tax provisions for financial statement purposes;
conducting negotiations with tax authorities as necessary; and providing tax research and planning and assistance with respect to federal, state and local audits. The tax services described in this Section 1.1 shall be provided by NAI until terminated pursuant to the provisions of Section 6.3 hereof. Upon termination of such services for any reason, NAI shall provide to McAfee.com copies of its records relating to federal, state and local tax returns filed by on behalf of McAfee.com, and all other correspondence and documentation reasonably required by McAfee.com relating to payment of its taxes.

         1.2. ACCOUNTING SERVICES. NAI shall provide McAfee.com with the following accounting services: maintenance of McAfee.com's general ledger; maintenance of McAfee.com's accounts payable and accounts receivable records; and maintenance of McAfee.com's fixed asset records. Such services shall also include information services support, including account maintenance and reporting support, access to the on-line intranet reporting tools, access to SAP software (or its equivalent), access to sales commission database software services and sales commission database support, and continued remote access availability to NAI's corporate databases to the same extent that such databases are available to other NAI business units. The services described in this
Section 1.2 shall also be provided by NAI at the request of McAfee.com in connection with McAfee.com's preparation of any required filings with the Securities and Exchange Commission pursuant to federal securities laws. The services described in this Section 1.2 shall be provided by NAI until terminated pursuant to the provisions of Section 6.3 hereof.

         1.3. INSURANCE SERVICES. NAI shall from and after the Effective Date continue in force the then existing liability, property, casualty, indemnity and other business insurance policies applicable to McAfee.com. All of such insurance coverage shall be maintained by NAI until the respective termination dates of the current policies in effect with respect thereto. Thereafter, until terminated pursuant to Section 6.3 hereof, NAI shall provide or cause to be provided to McAfee.com insurance in such amount and on such terms as are customary for businesses such as McAfee.com's.

         1.4. EMPLOYEE BENEFITS SERVICES. From and after the Effective Date until terminated pursuant to the provisions of Section 6.3 hereof, NAI shall provide administrative services, including without limitation filing of all governmental reports, with respect to the participation of McAfee.com employees in the following benefit plans: (a) the NAI 401(k) Plan; (b) the McAfee.com medical, dental, vision, life, AD&D and LTD insurance programs; (c) the McAfee.com 1999 Stock Option Plan (the "McAfee.com Option Plan"); (d) the McAfee.com Employee Stock Purchase Plan (the "McAfee.com ESPP"); (e) the NAI Employee Stock Purchase Plan (the "NAI ESPP"); (f) the Employee Assistance Program; (g) the Flexible Spending Plan; and (h) the Tuition and Charitable Contribution Matching Program. Upon termination of the administration services provided under this Section 1.4, NAI shall provide McAfee.com with such information and records as are reasonably requested by McAfee.com to enable it to administer the benefit plans in which its employees are enrolled from and after January 1, 1999.

         1.5. CORPORATE RECORD-KEEPING SERVICES. NAI shall maintain all past tax, accounting and payroll records relating to McAfee.com, until such time as such records shall be disposed of in accordance with applicable legal requirements and NAI's normal record disposition policies. NAI shall give McAfee.com 30 days' prior written notice of its intention to dispose of such records and shall provide McAfee.com with the opportunity to retain the same.


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         1.6.     DIRECTOR SERVICES. In the event that any officer or employee of NAI acts as a director of McAfee.com, McAfee.com shall remit to NAI all director and other fees which would otherwise be payable to such person for acting in such capacity.

         1.7. PAYROLL SERVICES. Until terminated pursuant to the provisions of Section 6.3 hereof, NAI shall provide McAfee.com with payroll services, including payment processing by an outside vendor; Form 1099 preparation; Form W-2 preparation; employee-incurred expense reimbursement services; assistance with any required regulatory compliance in connection with any payroll services provided pursuant to this Section 1.7; and distribution and maintenance of the McAfee.com employee database. Upon termination of such services, NAI shall provide McAfee.com with all payroll records for McAfee.com employees, including information for calendar year 1999.

         1.8.     IT SERVICES. Until terminated pursuant to the provisions of
Section 6.3 hereof, NAI shall provide McAfee.com with information technology services, including assistance with, installation of, and maintenance of McAfee.com's telephonic and computer equipment during the Term of this Agreement.

         1.9. FACILITIES MANAGEMENT SERVICES. Until terminated pursuant to the provisions of Section 6.3 hereof, NAI shall provide McAfee.com with all facilities management services which NAI currently provides in the standard course of business in facilities occupied by NAI, including building maintenance and security services at all McAfee.com office buildings.

         1.10.    LEGAL SERVICES. Until terminated pursuant to the provisions of
Section 6.2 hereof, NAI shall provide McAfee.com with all legal services reasonably requested by McAfee.com which NAI counsel currently provides NAI in the standard course of business.

         1.11 INVESTOR RELATIONS. Until terminated pursuant to the provisions of Section 6.2 hereof, NAI shall provide McAfee.com with all investor relations services reasonably requested by McAfee.com in the standard course of business.


                                   ARTICLE II

SECTION 2. ADDITIONAL SERVICES. Beginning on such date or dates subsequent to the Effective Date as are mutually agreed to in writing by the parties, NAI and its corporate staff will provide or otherwise make available to McAfee.com such services in addition to those described in Section 1 hereof as are reasonably requested by McAfee.com, subject in each case to the parties' agreement to financial consideration and other terms. In the event that McAfee.com desires to avail itself of any of such additional services, the parties shall negotiate in good faith to reach agreement on the scope and term of such services. When and if an agreement is reached, the parties shall prepare an appropriate schedule or addendum to this Agreement, in which the nature, scope and quality of such services is described in detail. Each such addendum shall be executed on behalf of each party hereto, shall be effective as of its date and shall, upon such effective date, be incorporated into and made an integral part of this Agreement.


                                   ARTICLE III

SECTION 3.        REIMBURSEMENT OF EXPENSES.


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         (a)      In connection with the Management Services pursuant to Section
                  1 hereof and Additional Services pursuant to Section 2 hereof, McAfee.com shall reimburse NAI for any and all expenses or costs ("Charges") incurred or paid by NAI on behalf of McAfee.com in the performance of any of its responsibilities under this Agreement (including an appropriate allocation for overhead and general and administrative costs).

         (b) Unless NAI and McAfee.com shall agree to a different arrangement contrary to this Section 3(b), and except as specifically set forth in Section 3(c) hereof, McAfee.com shall pay to NAI a fee(s) (collectively, the "Fees") for Management Services and Additional Services in an amount equal to the following formulation: (i) the overall amount of expenses and costs attributable to NAI's provision of such Management Services or Additional Services on a company-wide basis, including provision of such Services to McAfee.com,
                  (ii) multiplied by a fraction, (aa) the numerator of which shall be the number of employees employed at McAfee.com as of the end of each monthly period, and (bb) the denominator of which shall be the number of employees employed at NAI, plus the number of employees employed at McAfee.com, as of the end of each monthly period, (iii) plus 10% of the amount of Charges associated with such services. (By way of example only, if the overall expenses and costs attributable to NAI's accounting services are $20,000 for a monthly period, and NAI has 9,800 employees, and McAfee.com has 200 employees, the Fee payable by McAfee.com to NAI for such monthly period for accounting services shall be 20,000 x 200/10,000, which equals 400, plus 10% multiplied by 400, which equals a Fee for this monthly period for accounting services of $440.)

         (c) McAfee.com shall pay to NAI Fees for facilities management services pursuant to Section 1.9 hereof in the following manner: (i) for rent payments on any facilities NAI provides, McAfee.com shall pay the direct rent actually paid by NAI, plus ten percent (10%); and (ii) for all other Fees payable pursuant to Section 1.9, McAfee.com shall pay the amount that would be payable if calculated by the formulation provided in
                  Section 3(b) hereof.

         (d) The Charges and Fees shall be billed and payment shall be made to NAI in U.S. Dollars.

         (e) McAfee.com shall also pay any applicable sales or use taxes payable with respect to the Charges and the Fees.

         (f) NAI shall, as and when necessary, prepare all applications, reports, statements and other documents showing the Charges, Fees and the related costs and expenses incurred or paid by NAI on behalf of McAfee.com in the performance of any of its responsibilities under this Agreement.

         (f) To the extent that McAfee.com is billed by an outside provider directly, McAfee.com shall pay such bill directly. If NAI is billed by outside providers for services performed for McAfee.com pursuant to this Agreement, NAI may pay the bill and charge McAfee.com the amount of the bill or forward the bill to McAfee.com for payment by McAfee.com. A Fee will be payable on all amounts paid in connection with services related to NAI's responsibilities hereunder, regardless of whether NAI or McAfee.com paid such amounts;


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                  provided, however, that to the extent that McAfee.com uses an outside provider directly for any services within the scope of this Agreement, McAfee.com shall not be liable to NAI for a Fee relating to such services.


                                   ARTICLE IV

SECTION 4. PAYMENT OF FEES. Amounts payable by McAfee.com for services provided by NAI under this Agreement shall be payable from and after the first day of the month following the month in which the Effective Date occurs. Thereafter, such amounts shall be paid quarterly. Within 15 days after the end of each calendar quarter, NAI shall submit to McAfee.com a detailed statement of Charges and Fees, and such statement shall be paid within 30 days of receipt by McAfee.com.


                                    ARTICLE V

SECTION 5.        DISCLAIMER, LIMITED LIABILITY.

         (a) NAI will use reasonable efforts to make the Management Services available (and, if it agrees to provide the Additional Services, Additional Services) with substantially the same degree of care as it employs in making the same services available for its own operations; provided, however, that NAI shall not be liable to McAfee.com or any other person for any loss, damage or expense which may result therefrom or from any change in the manner in which NAI renders such services, so long as NAI deems such change necessary or desirable in the conduct of its own operations.

         (b) Neither NAI nor any of its officers, directors or agents who provide services to McAfee.com shall not be liable to McAfee.com or to any third party, including any governmental agency or McAfee.com's stockholders, for any claims, damages or expenses relating to the Management Services (and, if it agrees to provide the Additional Services, Additional Services) provided pursuant to this Agreement, except for willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. McAfee.com shall have the ultimate responsibility for all services provided herein.


                                   ARTICLE VI

SECTION 6.        TERM AND TERMINATION.

         6.1. TERM. Except as provided in Section 6.2 hereof, the initial term of this Agreement shall commence on the Effective Date and continue through the end of McAfee.com's then current fiscal year. This Agreement shall automatically renew at the end of the initial term for successive one-year terms until terminated in accordance with Section 6.3 hereof.

         6.2. TERMINATION UPON CERTAIN EVENTS. Upon the closing of an initial public offering of McAfee.com's common stock pursuant to the Securities Act of 1933, as amended, the Management Services provided under Sections 1.10 and 1.11 shall no longer be provided by


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NAI, and this Agreement will terminate with respect to the provision of such services. Notwithstanding the foregoing, such termination shall not cancel McAfee.com's obligation to remit payment to NAI, pursuant to Sections 3 and 4 hereof, for the provision of such services in the monthly period prior to the closing of the initial public offering.

         6.3. TERMINATION GENERALLY. This Agreement or any Management Service specified in Section 1 hereof may be terminated (a) by McAfee.com at anytime on 30 days' prior notice to NAI, or (b) at the option of NAI exercisable by written notice to McAfee.com, as of the date that NAI ceases to hold, directly or indirectly, a majority of the voting power of all classes of outstanding voting stock of McAfee.com.

         6.4. TERMINATION OF SPECIFIC SERVICES. Specific services provided hereunder may be terminated, or shall expire, as described in Section 1 hereof or in any schedule or addendum hereto. If and to the extent that NAI incurs expenses in connection with and resulting from termination of any specific services provided hereunder, McAfee.com shall reimburse NAI for such costs or expenses promptly upon receipt of an itemized account thereof.

         6.5. POST-TERMINATION SERVICES. In the event of termination of this Agreement, or a service provided hereunder, pursuant to Section 6.3(a) hereof, NAI shall be required at McAfee.com's option to continue to provide the terminated services of the type then being provided to McAfee.com during the 30-day period referred to in Section 6.3(a) hereof and, whether or not McAfee.com requests continuation of such services, McAfee.com shall continue to pay NAI the costs of such services for such 30-day period. Subsequent to such 30-day period, or in the event of termination of this Agreement pursuant to
Section 6.3(b), corporate administrative services of the kind provided under the Agreement may continue to be provided to McAfee.com on an as-requested basis by McAfee.com, in which event McAfee.com shall be charged by NAI a fee equal to the market rate for comparable services charged by third-party vendors. Such fee will be charged monthly and payable by McAfee.com within 30 days. The obligations of McAfee.com set forth in this Section 6.4 shall survive the termination of this Agreement.


                                   ARTICLE VII

         7.1. STATUS OF THE PARTIES. NAI shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent McAfee.com.

         7.2. OTHER ACTIVITIES OF NAI. McAfee.com hereby recognizes that NAI now renders and may continue to render management and other services to other companies that may or may not have policies and conduct activities similar to those of McAfee.com. NAI shall be free to render such advice and other services, and McAfee.com hereby consents thereto. NAI shall devote so much of its time and attention to the performance of its duties under this Agreement as it deems reasonable or necessary to perform the services required hereunder in a manner consistent with that in which such services have been performed by NAI in the past.


                                  ARTICLE VIII


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         8.1      NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) or transmitted by facsimile to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed delivered upon personal delivery, upon actual receipt or on the third business day after deposit in the mail:

         If to NAI:
         Networks Associates, Inc.
         3965 Freedom Circle
         Santa Clara, California 95054
         Attn:  Prabhat Goyal

         If to McAfee.com Corporation:
         McAfee.com Corporation
         2805 Bowers Avenue
         Santa Clara, California 95051
         Attn:  Evan Collins

         8.2. FORCE MAJEURE. Neither party shall be in default of this Agreement or liable to the other party for any delay or default in performance where occasioned by any cause of any kind or extent beyond its control, including but not limited to, armed conflict or economic dislocation resulting therefrom; embargoes; shortages of labor, raw materials, production facilities or transportation; labor difficulties; civil disorders of any kind; action of any civil or military authorities (including priorities and allocations); fires; floods; and accidents. The dates on which the obligations of a party are to be fulfilled shall be extended for a period equal to the time lost by reason of any delay arising directly or indirectly from:

         (a)      Any of the foregoing causes, or

         (b) Inability of that party, as a result of causes beyond its reasonable control, to obtain instruction or information from the other party in time to perform its obligations by such dates.

         8.3. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior agreements or understandings shall be deemed merged herein. No representations, warranties and certifications, express or implied, shall exist as between the parties except as stated herein.

         8.4. AMENDMENTS. No amendments, waivers or modifications hereof shall be made or deemed to have been made unless in writing executed by the party to be bound thereby.

         8.5. SEVERABILITY. If any provision in this Agreement or the application of such provision to any person or circumstance shall be invalid, illegal or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

         8.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.


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         8.7.     SUCCESSORS AND ASSIGNS. This Agreement shall not be
assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California and of the United States.

         8.9. NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.











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                IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and operable as of the Effective Date.


BY:

NETWORKS ASSOCIATES, INC.                   MCAFEE.COM CORPORATION
3965 Freedom Circle                         2810 Bowers Avenue
Santa Clara, California 95054               Santa Clara, California 95054

By:  /s/ PRABHAT GOYAL                      By: /s/ SRIVATS SAMPATH
    ----------------------------                ----------------------------

Name:    Prabhat Goyal                      Name: Srivats Sampath
    ----------------------------                ----------------------------

Title:                                      Title:
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